RBC Financial Group

CONFIRMATION OF CREDIT FACILITIES LETTER

Date: September 11, 2003

BORROWER A.C. TECHNICAL SYSTEMS LTD.		BRANCH OF ACCOUNT Main Branch -- Whitby		SRF No. 786603134
ADDRESS (Street, City, Town, Province, Postal Code) Units 8-10, 2100 Forbes Street, Whitby, Ontario L1N 9T3		ADDRESS (Street, City, Town, Province, Postal Code) 307 Brock Street South, Whitby, Ontario L1N 4K3		
CONTACT Sayan Navaratham	TELEPHONE NO. 416-877-2212	BANKING OFFICER Shanly Peyrau	TELEPHONE NO. 416-299-5714	

ROYAL BANK OF CANADA (the "Bank") hereby confirms the credit facility or credit facilities described below (collectively, the "Credit Facility") subject to terms and conditions listed below and attached hereto. The Credit Facility supersedes and cancels your existing credit facility outlined in our letter to you of July 8, 2003. Any amount owing by the Borrower to the Bank under any cancelled credit facility is deemed to be a loan which has been made and is outstanding under the Credit Facility. Any and all security that has been delivered in connection with any cancelled credit facility shall remain in full force and effect, is expressly reserved by the Bank and shall apply in respect of all obligations of the Borrower under the Credit Facility. The dollar amount noted opposite each indicated available segment of the Credit Facility is in Canadian Dollars ($) unless otherwise specified and is the maximum amount (subject to any margining or other requirements which may reduce the indicated maximum) that may be outstanding at any time under the Credit Facility. The Credit Facility is in addition to the following facilities which you have with the Bank: Corporate Visa, which is subject to the terms and conditions set out in your agreement(s) with the Bank relating to that specific facility.

CREDIT FACILITY:

Royal Business OperatingLine Facility. Maximum amount: $500,000.00. Minimum Retained Balance: $0. Minimum Revolvement Amount: $5,000.00. Business Account #100-415-9. Transit #7842. OperatingLine PLUS. Interest rate: RBP + 1.52% per annum. Interest payable, monthly in arrears, on the 26th day of each month. Availability is at the sole discretion of the Bank and the Bank may cancel or restrict availability of any unutilized portion at any time and from time to time. Notwithstanding compliance with the covenants and conditions herein contained, repayable on demand. Borrowings expected to fluctuate.

MARGINED: YES [X] NO [ ]

Temporary Royal Business Overdraft Protection. Maximum amount: $250,000.00. Business Account #100-415-9. Transit #7842. Interest rate: RBP + 5% per annum. Availability by way of overdraft. Interest payable, monthly in arrears, on the 17th day of each month. Availability is at the sole discretion of the Bank and the Bank may cancel or restrict availability of any unutilized portion at any time and from time to time. Notwithstanding compliance with the covenants and conditions herein contained, Borrowings are repayable on demand and are available until December 31, 2003.

Demand Instalment Loan. $316,935.00 Interest Rate: RBP + 2.550% per annum. Repayable in consecutive monthly principal payments of $1,945.00, together with interest. Next payment due on September 30, 2003. Availability is at the sole discretion of the Bank and the Bank may cancel or restrict availability of any unutilized portion at any time and from time to time. Notwithstanding compliance with the covenants and conditions herein contained, repayable on demand.

Annual Review Fee: $1,000.00 payable upon renewal. Margining Fee: $200/month + cost of obtaining credit reports.	Monthly Administration Fee: payable monthly in arrears on the 1st day of each month. $100.00 PER MONTH

SECURITY

(a) General security agreement on the Bank's form 924 signed by the Borrower constituting a first ranking security interest in all personal property of the Borrower.

(b) Guarantee and postponement of claim on the Bank's form 812 in the amount of $700,000 signed by Dominic and Deirdre Burns.

(c) Collateral mortgage on the Bank's form 917 in the amount of $465,000 signed by the Borrower constituting a first fixed charge on the lands and improvements located at Units 8, 9 and 10 at 2100 Forbes Street, Whitby, Ontario.

(d) Collateral mortgage on the Bank's form 917 in the amount of $100,000 signed by Dominic and Deirdre Burns constituting a second fixed charge on the lands and improvements located at 13 Westlake Street, Solina, Ontario.

(e) Letter of independent legal advice on the Bank's form 857 signed by Deirdre Burns re: signing of guarantee and mortgage.

(f) Guarantee and postponement of claim on the Bank's form 812 in the amount of $250,000 signed by Sayan Navaratham.

(g) Postponement and assignment of claim on the Bank's form 918 signed by Dominic Burns.

(h) Postponement and assignment of claim on the Bank's form 918 signed by Sayan Navaratham.

MARGIN REQUIREMENT (IF APPLICABLE – SEE ALSO "MARGIN REQUIREMENTS" INCLUDED IN THE TERMS AND CONDITIONS ATTACHED HERETO

Amounts outstanding under the Royal Business OperatingLine Facility must not exceed:

(a) 75% of good effectively assigned, unencumbered trade accounts receivable, excluding:

(i) the entire outstanding balance of receivable accounts where any portion exceed 90 days past invoice date except accounts which have previously been designated by the Bank as "good" in which case the under 90 days portion may be included. Good to include Ontario Government, Sobeys and Loblaws receivables (at any time should the over 90 days portion of accounts receivables for Sobeys and Loblaws exceed 7% the entire accounts receivables must be discounted); and

(ii) all amounts due by any associates (as defined in the Business Corporations Act of Ontario) and all claims having priority to the Bank including but not limited to all Potential Prior-Ranking Claims and all G.S.T. and P.S.T. liabilities

In the event the Borrower does not provide sufficient information to identify the Potential Prior-Ranking Claims, the Bank will deduct an amount equal to 15% of the aggregate accounts receivable as a Potential Prior-Ranking Claim.

REPORTING REQUIREMENTS

Monthly: form 1398 – monthly statement of borrowing limit supported by an aged listing of accounts receivables including account information and authorization to obtain credit reports and bankers reports on all clients with receivables in excess of $100,000 with the exception of government agencies, hospitals, banks, Loblaws and Sobeys – this information will include Bank, location and account number, payables, listing of potential prior-ranking claims and company prepared financial statements within 20 days of each month end of its fiscal year.

Quarterly: banker credit reports and credit bureau reports to be obtained on all receivables in excess of $100,000 with the exception of government agencies, hospitals, banks, Loblaws and Sobeys. A.C. Technical Systems Ltd. is to supply instructions and authority to complete these reports on their clients. within 20 days of each quarter end of its fiscal year.

Annually: review engagement year-end financial statements within 120 days of each fiscal year end.

Annually: forecasted balance sheet, income statement and 12 month cash flow statement within 45 days prior to fiscal year end.

FINANCIAL COVENANTS:

N/A

REPORTING REQUIREMENTS AND FINANCIAL COVENANTS are in addition to and not in substitution for the terms and conditions attached hereto. Nothing contained in Reporting Requirements or Financial Covenants shall limit any right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility made available under this Agreement. (See attached for Terms and Conditions)

ACCEPTANCE

This offer is open for acceptance until October 10, 2003, after which date it will be null and void, unless extended in writing by the Bank.

LANGUAGE: The Borrower and the Bank have expressly requested that this Agreement and all related documents, including notices be drawn up in the English language. Les parties ont expressément demandé que la présente convention et tous les documents y afférents, y compris les avis, soient rédigée en langue anglaise (Québec only/Québec seulement)

ACCEPTED:

I acknowledge receipt of the Terms and Conditions attached to this confirmation letter and agree to be bound by them

SIGNED AS OF THE DAY OF THE YEAR FIRST WRITTEN ABOVE.

A.C. TECHNICAL SYSTEMS LTD.

Per: ______________________

Per: ______________________

ROYAL BANK OF CANADA

Per: ______________________

CONFIRMATION OF CREDIT FACILITIES LETTER
TERMS AND CONDITIONS

To: ROYAL BANK OF CANADA (the "Bank")

The Bank is requested by the Borrower identified on the confirmation letter attached hereto to make loans or advances (including, where applicable, by way of overdraft) to the Borrower in the manner and at the rates and times specified herein (the "Credit Facility"). In consideration of the Bank making the Credit Facility available, the Borrower agrees (if more than one, jointly and severally- in Quebec, solidarily), with the Bank as follows:

1. **DRAWDOWN**

While this Agreement remains in force and if the Credit Facility includes a Demand Operating Loan (Including, herein, a US Dollar Demand Operating Loan) or a Demand Instalment Loan, the Borrower may borrow, repay and reborrow up to the limit specified in respect of such loan at any time, subject to any applicable margin requirement, and the Bank may withdraw any undrawn portion of the Credit Facility at any time without notice. If the Credit Facility includes a Variable Rate Business Loan or a Fixed Rate Business Term Loan, the Borrower shall draw down the amount of such loan forthwith, failing which such loan may be cancelled.

If the Credit Facility includes a Royal Business OperatingLine, an OperatingLine loan account (an "OperatingLine Account") will be opened at the Branch of Account. The OperatingLine Account is a revolving line of credit and is available for the sole purpose of funding transactions made through the Borrower's business current account (including, without limitation, transactions by way of a withdrawal request, debit request, payment of a cheque or other payment instrument) if there are insufficient funds in the business current account to fund the transaction. Whenever the balance in the Borrower's business current account is less than the Minimum Retained Balance, the Bank will, once a day, debit the OperatingLine Account in an amount equal to the Minimum Revolvement Amount or a whole multiple of the Minimum Revolvement Amount; and the Bank will thereafter credit the Borrower's business current account in an equivalent amount such that the Borrower's business current account is thereafter nil or in positive balance. The amount of each such transfer will form part of the indebtedness of the Borrower to the Bank under the Credit Facility as of the day of the transfer. Unless otherwise agreed by the Bank in writing, no interest will be payable at any time on a credit balance in the OperatingLine Account. If a transfer of funds from the OperatingLine Account to the Borrower's business current account to fund a transaction (including without limitation, a transaction by way of a withdrawal request, a debit request, a payment of a cheque or other payment instrument), will exceed or cause the indebtedness of the Borrower to the Bank under the Royal Business OperatingLine to exceed the maximum amount available under the Royal Business OperatingLine, then the Bank may decline the transaction and return the cheque or other payment instrument unpaid.

If the Credit Facility includes a Royal Business Overdraft Protection facility, in no event will such facility be available in connection with any business account of the Borrower for or in connection with which the Borrower has a Royal Business OperatingLine Facility.

2. **REPAYMENT**

Amounts outstanding under the Credit Facility, together with interest, shall become due in the manner and at the rates and times specified herein and shall be paid in the currency of the particular credit extended. If the Credit Facility includes a Variable Rate Business Term Loan or a Fixed Rate Business Term Loan, the Borrower shall make consecutive periodic payments of principal with the entire balance of such loan due and payable at the end of the term specified herein. In the case of a Demand Instalment Loan, the Borrower shall make consecutive periodic payments of principal with the entire balance of such loan repayable as provided below. In the case of a Variable Rate Business Term Loan repayable by equal blended payments, each payment shall be applied, firstly, to interest due, and the balance, if any, shall be applied to principal outstanding. If any such payment is insufficient to pay all interest then due, the unpaid balance of such interest will be added to such loan, will bear interest at the same rate, and will be payable at the end of the term specified herein. If the Credit Facility includes a Demand Operating Loan, a Royal Business OperatingLine, Royal Business Overdraft Protection, a Letter of Credit / Letter of Guarantee Facility or a Demand Instalment Loan, the Borrower shall repay all principal sums outstanding under such loan or facility upon demand including, without limitation, an amount equal to the face amount of all Letters of Credit and Letters of Guarantee which are unmatured on unexpired, which amount shall be held by the Bank as security for the Borrower's obligations to the Bank in respect of such instruments. In the case of a Royal Business OperatingLine, Demand Operating Loan or a Royal Business Overdraft Protection facility, the Bank may, at its discretion, require the Borrower to make minimum principal payments of amounts outstanding under the Royal Business OperatingLine or Royal Business Overdraft Protection facility, as the case may be, and the Borrower must make these minimum payments at the times and in the way that the Bank advises from time to time. Following demand or, in the case of term loans, the occurrence of an Event of Default, the Bank shall have no obligation to make further loans, Letters of Credit, Letters of Guarantee or advances available to the Borrower.

3. **PREPAYMENT**

If the Credit Facility includes a Variable Rate Business Term Loan, the Borrower may prepay such loan in whole or in part in reverse order of maturity without fee or premium. Where the Credit Facility includes a Fixed Rate Business Term Loan, the Borrower may prepay such loan in whole or in part subject to a prepayment fee:

(a) up to 10% of outstanding principal balance is permitted without penalty once a year during the 12 month period from the anniversary date of the loan; and

(b) prepayments of more than 10% of the principal amount outstanding may be made at any time and from time to time in any one year, subject to the following, i) such prepayments made during the first year of the term shall be made only upon payment of a fee in the amount of 6 months interest on the amount prepaid at the rate applicable to the Fixed Rate Business Term Loan; and ii) such prepayments made during the second and any subsequent year of the term shall be made only upon payment of a fee in the amount of 3 months interest on the amount prepaid at the rate applicable to the Fixed Rate Business Term Loan.

4. **REVOLVEMENT**
If the Credit Facility includes a Demand Operating Loan, the Borrower authorizes the Bank daily or otherwise as and when determined by the Bank to ascertain the position of any account herein specified, and

(a) if such position is a credit balance, the Bank may, subject to the minimum revolvement specified, apply the amount of such credit balance or any part as a repayment of such loan, and

(b) if such position is a debit balance the Bank shall, subject to the minimum revolvement herein specified, make an advance under such loan provided that at no time shall such loan exceed the amount of the loan limit herein specified.

5. **OperatingLine PLUS**
If the Credit Facility includes a Royal Business OperatingLine and the OperatingLine PLUS option is elected under this Agreement, the Bank is authorized (but not obligated) whenever there is a credit balance in the Borrower's business current account that exceeds the sum of the Minimum Retained Balance plus the Minimum Revolvement Amount, to apply all or part of such credit balance in an amount which is equal to the Minimum Revolvement Amount or a whole multiple of the Minimum Revolvement Amount, as a repayment on account of the indebtedness of the Borrower to the Bank under the Credit Facility.

6. **EVIDENCE OF INDEBTEDNESS** (Separate promissory note not required)
The Bank shall maintain, at the Branch of Account, accounts and records (the "Accounts") evidencing the borrowings made available to the Borrower by the Bank under this Agreement. The Bank shall record the principal amount of such borrowings, the payment of principal and interest on account of the loans and advances, and all other amounts becoming due to the Bank under this Agreement. The Accounts constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement. The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this Agreement, including, but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

7. **INTEREST**
"Royal Bank Prime" or "RBP" is the annual rate of interest announced from time to time by the Bank as a reference rate then in effect for determining interest rates on Canadian Dollar commercial loans in Canada. "Royal Bank US Base Rate" or "RBUSBR" is the annual rate of interest announced from time to time by the Bank as a reference rate then in effect for determining interest rates on US Dollar commercial loans in Canada. Where interest under the Credit Facility is based upon RBP or RBUSBR, the Borrower shall pay to the Bank periodically as herein specified (or as the Bank may otherwise specify from time to time) in arrears interest calculated on the daily principal balance outstanding as evidenced by the Accounts from time to time, both before and after maturity, default and judgment, at a variable rate per annum equal to RBP or RBUSBR plus the rate specified herein. Where interest is expressed to be a fixed rate, the Borrower shall pay to the Bank periodically as herein specified (or as the Bank may otherwise specify from time to time) in arrears interest calculated on the daily principal balance outstanding as evidenced by the Accounts from time to time, both before and after maturity, default and judgment, at a rate per annum equal to the rate specified herein. Each change in any variable rate under the Credit Facility will take place simultaneously with the corresponding change in RBP or RBUSBR, as the case may be. Interest will be paid in the currency of the loan. In each case, interest will accrue daily on the basis of the actual number of days elapsed and a year of 365 days. The annual rates of interest to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year and divided by 365. If it is necessary for the Bank to prove the interest rate in effect at any time, the Borrower agrees that the Bank's written certificate, setting out the interest rate at that time, is sufficient proof for that purpose.

8. **GENERAL COVENANTS**
Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any Demand Operating Loan, Royal Business OperatingLine, Royal Business Overdraft Protection facility, Letter of Credit / Letter of Guarantee Facility or Demand Instalment Loan, the Borrower covenants and agrees with the Bank that (if more than one, jointly and severally-in Quebec, solidarily)):

(a) it will duly and punctually pay all sums of money due by it under the terms of this Agreement;

(b) it will advise the Bank of any default, or in the case of term loans any Event of Default, as herein defined, as it occurs, or of any change in ownership prior to such event;

(c) it will file all material tax returns which are or will be required to be filed, pay or make provision for payment of all material taxes (including interest and penalties) and Potential Prior – Ranking Claims, which are or will become due and payable and provide adequate reserves for the payment of any tax, the payment of which is being contested;

(d) if a corporation, it will give the Bank 30 days prior notice in writing of any intended change in the ownership of its shares;

(e) it will comply with all laws, regulations, official directions and authorizations applicable to the Borrower and the Borrower's business or property including, without limitation, all applicable environmental laws and regulations; advise the Bank promptly of any action requests or violation notices received concerning any of the Borrower's property; and hold the Bank harmless from and against any losses, costs or expenses which the Bank may suffer or incur for any environment-related liabilities existent now or in the future with respect to the Borrower's property;

(f) it will deliver to the Bank such financial and other information as the Bank may reasonably request from time to time, including, but not limited to, the reports and other information set out under Reporting Requirements; and

(g) it will immediately advise the Bank of any unfavourable change in its financial position which may adversely affect its ability to pay or perform its obligations in accordance with the terms of this Agreement.

9. **MARGIN REQUIREMENTS**

Where the Credit Facility includes a Demand Operating Loan or a Royal Business OperatingLine, and a margin requirement is indicated, the Borrower is to provide by the 20th day of the month following each month end (or such other time as the Bank may agree): a Margin Statement, including therein, without limitation, a list of aged Accounts Receivable, Inventory, 30-day supplier payables, purchase money security interests and Potential Prior-Ranking Claims.

"Potential Prior-Ranking Claims" means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise which ranks in priority to the Security (as defined below) or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this Agreement.

10. **EVENTS OF DEFAULT**

Without affecting or limiting the right of the Bank to terminate or demand payment of, or to cancel or restrict availability of any unutilized portion of, any Demand Operating Loan, Royal Business OperatingLine, Royal Business Overdraft Protection facility, Letter of Credit / Letter of Guarantee Facility or Demand Instalment Loan, each of the following shall constitute an Event of Default which shall entitle the Bank, in its sole discretion, to cancel any commitment, demand immediate repayment in full of any amounts outstanding under any term loan under the Credit Facility, together with outstanding accrued interest and any other indebtedness under or with respect to any term loan under the Credit Facility (which indebtedness shall include, without limitation, an amount that is equal to the amount that would be payable by the Borrower under Prepayment above in the event of a voluntary prepayment of a Fixed Rate Business Term Loan hereunder), and to realize on all or any portion of any security given to secure the obligations of the Borrower hereunder (the "Security"):

(a) failure of the Borrower to pay any principal, interest or other amount when due pursuant to this Agreement;

(b) failure of the Borrower to observe any covenant, condition or provision contained in this Agreement or in any documentation relating hereto or to the Security;

(c) if the Borrower becomes insolvent or commits an act of bankruptcy or makes an assignment in bankruptcy or bulk sale of its assets;

(d) if any proceeding is taken to effect a compromise or arrangement with the creditors of the Borrower, or to have the Borrower declared bankrupt or wound up, or to have a receiver appointed for any part of the mortgaged property or if any encumbrancer takes possession of any part thereof;

(e) if in the opinion of the Bank there is a material adverse change in the financial condition, ownership or operation of the Borrower;

(f) if any representation or warranty made by the Borrower under this Agreement or relating hereto or to the Security shall be false in any material respect; or

(g) if the Borrower defaults in the payment of any other indebtedness, whether owing to the Bank or to any other person, or defaults in the performance or observance of any agreement in respect of such indebtedness where, as a result of such default, the maturity of such indebtedness is or may be accelerated.

11. **EXPENSES**

The Borrower agrees to pay the Bank the set-up fees and the monthly fees, as stipulated in this Agreement. The Borrower also agrees to pay all expenses and legal costs, (on the basis of a solicitor and its own client, or where applicable including extra judicial costs) incurred by the Bank in connection with this Agreement and any Security and the enforcement of the Bank's rights against the Borrower or under any Security. These costs and expenses may include (but are not limited to) costs of amendments appraisals, inspections, environmental reviews, registrations, searches, discharges and actions taken in connection with the preservation of the Bank's rights under this Agreement or under the Security.

12. **WAIVER**

No express or implied waiver by the Bank of any provision of this Agreement in one instance shall in any way be, or construed to be, a waiver as to any other instance.

13. **ASSIGNMENT**
This Agreement shall extend to and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns provided that the Borrower shall not be entitled to assign any interest hereunder, without the consent in writing of the Bank.

14. **REVIEW**
The Bank may conduct annual or periodic reviews of the affairs of the Borrower, as determined by the Bank and timely advised to the Borrower, for the purpose of determining the financial performance of the Borrower, and the Borrower shall make available to the Bank such information as the Bank may reasonably require and shall do all things reasonably necessary to facilitate such review by the Bank.

15. **GAAP**
Unless otherwise provided, all accounting terms used in this Agreement shall be interpreted in accordance with Canadian Generally Accepted Accounting Principles from time to time.

16. **SEVERABILITY**
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and such invalid provision shall be deemed to be severable.

17. **GOVERNING LAW**
This Agreement shall be construed in accordance with and governed by the laws of the Province where the Borrower resides and the laws applicable therein. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of such Province and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgment of any such court.

18. **SET-OFF**
The Bank is authorized (but not obligated), at any time and without notice, to apply any credit balance (whether or not then due) to which the Borrower is then beneficially entitled on any account (in any currency) at any branch or agency of the Bank in or towards satisfaction of the indebtedness of the Borrower to the Bank under the Credit Facility and the other obligations of the Borrower under this Agreement. For that purpose, the Bank is irrevocably authorized to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

19. **HOLD ON FUNDS**
The Bank has the right to hold any cheque, instrument or other payment item used to make a payment under this Agreement, and to defer any transfer until the Bank receives payment for such cheque, instrument or other payment item.

20. **NOTICES**
Any notice or demand to be given by the Bank shall be given in writing by way of a letter addressed to the Borrower. If the letter is sent by telecopier, it shall be deemed received on the date of transmission, provided such transmission is received prior to 5:00 p.m. on a day on which the Borrower's business is open for normal business, and otherwise on the next such day. If the letter is sent by ordinary mail to the address of the Borrower, it shall be deemed received on the date falling five (5) days following the date of the letter, unless the letter is hand-delivered to the Borrower, in which case the letter shall be deemed to be received on the date of delivery. The Borrower must advise the Bank at once about any changes in the Borrower's address.

21. **CONSENT OF DISCLOSURE**
The Borrower hereby grants permission to any entity having information in such entity's possession relating to any Potential Prior-Ranking Claim, to release such information to the Bank (upon its written request), solely for the purpose of assisting the Bank to evaluate the financial condition of the Borrower. The foregoing permission shall remain in force as long as (i) the Credit Facilities is at the Borrowers disposal, or (ii) any balance thereof remains outstanding.

22. **WHOLE AGREEMENT**
This Agreement and any documents or instruments referred to in, or delivered pursuant to, or in connection with, this Agreement constitute the whole and entire agreement between the Borrower and the Bank with respect to the Credit Facility.

Definitions

"**Capital Expenditures**" means, for any fiscal period, any amounts accrued or paid in respect of any purchase or other acquisition for value of capital assets and, for greater certainty, excludes amounts expended in respect of the normal repair and maintenance of capital assets utilized in the ordinary course of business;

"**Corporate Distributions**" means any payments to any shareholder, director or officer of the Borrower, or to any associate [or holder of Postponed Debt] of the Borrower, or to any shareholder, director or officer of any associate [or holder of Postponed Debt] of the Borrower, including, without limitation, bonuses, dividends, salaries or repayment of debt or making of loans to any such Person, but excluding salaries to officers or other employees in the ordinary course of business.

"**Current Assets**" means, at any time, those assets ordinarily realizable within one year from the date of determination or within the normal operating cycle, where such cycle is longer than a year;

"**Current Liabilities**" means, at any time, amounts payable within one year from the date of determination or within the normal operating cycle, where such cycle is longer that a year (the operating cycle must correspond with that used for current assets);

"**Current Ratio**" means the ratio of Current Assets to Current Liabilities;

"**Debt Service Coverage**" means, for any fiscal period, the ratio of EBITDA to the total of Interest Expense and scheduled principal payments in respect of Funded Debt;

"**EBITDA**" means, for any fiscal period, net income from continuing operations (excluding extraordinary gains or losses) plus, to the extent deducted in determining net income, Interest Expense and income taxes accrued during, and depreciation, depletion and amortization expenses deducted for, the period;

"**Equity**" means the total of share capital, [(excluding preferred shares redeemable within one year)] contributed surplus and retained earnings [plus Postponed Debt];

"**Financial Assistance**" means any form of direct or indirect financial assistance of any other Person by means of a loan, guarantee or otherwise or any obligations (contingent or otherwise) intended to enable another Person to incur or pay any debt or comply with any agreements related thereto or to otherwise assure or protect creditors of another Person against loss in respect of debt or any other obligations of such other Person;

"**Funded Debt**" means, at any time, all obligations for borrowed money which bears interest or to which interest is imputed plus, without duplication, all obligations for the deferred payment of the purchase of property, all capital lease obligations and all indebtedness secured by purchase money security interests, [plus the amount of any guarantees or other financial assistance provided in respect of liabilities of a third party], [but excluding Postponed Debt];

"**Interest Expense**" means, for any fiscal period, the aggregate cost of advances of credit outstanding during that period including, without limitation, interest charges, capitalized interest, the interest component of capital leases, fees payable in respect of letters of credit and letters of guarantee and discounts incurred and fees payable in respect of bankers' acceptances;

"**Investment**" means the acquisition (whether for cash, property, services, securities or otherwise) of shares, bonds, notes, debentures, partnership or other property interests or other securities of any other Person or any agreement to make any such acquisition;

"**Postponed Debt**" means indebtedness that is fully postponed and subordinated, both as to principal and interest, on terms satisfactory to the Bank, to the obligations owing to the Bank hereunder;

"**Tangible Net Worth**" means the total of Equity [plus Postponed Debt] less intangibles, [deferred charges and leasehold improvements]. For the purpose hereof, intangibles are assets lacking physical substance;

"**Total Liabilities**" means all liabilities, exclusive of deferred tax liabilities [and Postponed Debt];

"**Working Capital**" means Current Assets less Current Liabilities.